Nascent Wine Company, Inc.

Press Release

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Nascent Wine Company, Inc. Enters Letter of Intent to Acquire Palermo Foods, LLC

San Diego, CA---(Business Wire)---August 11, 2006 --Nascent Wine Company, Inc. (OTCBB: NCTW) announced today that it has signed a Letter of Intent to acquire Palermo Foods, LLC.

In August 2006, Nascent Wine entered into a non-binding letter of intent to acquire all of the outstanding securities of Palermo Foods, LLC. Palermo Foods is an Italian food import and distribution company based in Miami, Florida and serving Miami, Mexico and Puerto Rico. For the year ended December 31, 2005, Palermo Foods’ revenue was, on an un-audited basis, approximately $12,000,000. Palermo Foods is currently a member of the Bellissimo Food Group, a nationwide association of independent Italian food service distributor specialists. www.Bellissimofoods.com

Victor Petrone, President of Nascent Wine stated, “The acquisition of Palermo Foods will be a key distribution point for our expansion into Eastern Mexico and that region’s customer base. Palermo Foods not only distributes Italian food, but also has a diverse product line which services, restaurants, food institutions and established supermarkets. With our existing Cora Brand Italian products, this gives our company a new opportunity to expand our reach further into Mexico, thus bringing Nascent Wine one step further to becoming a major distributor in the region.”

About Palermo Foods, LLC

Palermo Foods has been a major force in the pizzeria and casual dining business in Miami, Mexico and Puerto Rico for close to twenty years. Palermo Foods’ business is a niche business that would be difficult for any competitor to duplicate. Extended cut-off times for order placing and processing, the number of deliveries per week, pieces as well as cases, smaller orders and quick response to redeliveries are only some of the reasons Palermo Foods’ customer base is so loyal.

About Nascent Wine Company, Inc.

Nascent Wine Company, Inc. is charting a course to become a leader in the beverage and food industry in Mexico. Nascent Wine is the exclusive distributor of Miller Beer (SAB.L) in Baja California, Mexico. The company plans to continue acquiring small- to medium-sized beverage and food distributors in Mexico. Nascent Wine trades on the OTC Bulletin Board, ticker symbol NCTW.OB.

Forward Looking Statement:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

Crosscheck Capital

Alex Johnston

Investor Relations

(800) 727-1372

email: info@crosscheckcapital.com